Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact
September 29, 2003	Roger J. Klatt (281) 230-6732

GUNDLE/SLT ENVIRONMENTAL, INC.

EXPECTS LOWER THIRD QUARTER AND YEAR 2003

EARNINGS FROM OPERATIONS

HOUSTON (September 29, 2003) – Gundle/SLT Environmental, Inc. (NYSE: GSE), a leading global provider of geosynthetic lining solutions, products and services, today announced that third quarter and year 2003 operating earnings are to be lower than expected.

Mr. Samir T. Badawi, President and CEO, said, “Weather patterns in the US have pushed back seasonal projects to a point where the delays can no longer be made up this year. Our year started out very well with first quarter incoming orders exceeding year 2002 by 11%. With increased orders and a strong Euro, we expected the year to be up substantially. We still expect year 2003 to out perform year 2002, but we have lowered our expectations from operations.”

Mr. Badawi went on to say, “While we had weather delays in the United States in the second quarter, we expected to make the delayed projects up in the third quarter. However, inclement weather patterns have only continued. These delays have not only limited our product sales, but have impacted the efficiency of our installation service business.”

GSE expects third quarter 2003 net income to be approximately $10 million, or 82 cents per diluted share, on sales and operating revenue of $93 million. This quarter’s expected earnings include $2 million after tax from gains on the sales of excess property acquired with the Serrot International, Inc. acquisition. For the same quarter last year, GSE earned 76 cents per diluted share, before extraordinary items, on sales and operating revenue of $94 million.

For the year 2003, GSE expects approximately $280 million in sales with gross profit margins of 20% and SG&A expenses at 10% of sales. In addition, the Company expects its effective income tax rate to be approximately 35%, compared to 42% in 2002, from lower tax rates in Germany and a Serrot International, Inc. tax settlement. Net income will also include the $2 million after tax from gains on the sales of excess property. GSE reported sales of $267 million last year.

Gundle/SLT Environmental, Inc. headquartered in Houston, is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids and gases for organizations engaged in waste management, mining, water and wastewater treatment, aquaculture, and other activities.

This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release the words, “believe,” “expect,” “intend” and words or phrases of similar import, as they relate to GSE or its management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, among other things, competitive market factors, worldwide manufacturing capacity in the industry, general economic conditions around the world, raw material pricing and supply, governmental regulation and supervision, seasonality, inclement weather, distribution networks and other factors described more fully in GSE’s reports filed with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those currently believed, expected or intended.